Exhibit 15.1
[Letterhead of Conyers Dill & Pearman]
11 May, 2011
Matter No.875561
Doc Ref: DML/RW/358171
(852) 2842 9511 / (852) 2842 9554
David.Lamb@conyersdill.com
Rowan.Wu@conyersdill.com
VanceInfo Technologies Inc.

3/F, Building 8
Zhongguancun Software Park
Haidian District
Beijing, PRC 100193
Dear Sirs,
Re: VanceInfo Technologies Inc.
We consent to the reference to our firm under the headings “Item 10.E — Additional Information - Taxation” in VanceInfo Technologies Inc.’s Annual Report on Form 20-F for the year ended December 31, 2010 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May, 2011. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.
Yours faithfully,
/S/ Conyers Dill & Pearman
Conyers Dill & Pearman